Exhibit 8.1

Principal subsidiaries of The Royal Bank of Scotland Group plc

	Nature of business	Country of incorporation and principal area of operation	Group interest
National Westminster Bank Plc (1,3)	Banking	Great Britain	100%
The Royal Bank of Scotland plc (3)	Banking	Great Britain	100%
Coutts & Company (2, 3)	Banking	Great Britain	100%
Ulster Bank Ireland Designated Activity Company (3)	Banking	Republic of Ireland	100%
Ulster Bank Limited (3)	Banking	Northern Ireland	100%
NatWest Markets Plc	Banking	Great Britain	100%
NatWest Markets Securities Inc. (4)	Broker dealer	US	100%
NatWest Markets N.V. (4)	Banking	Netherlands	100%
The Royal Bank of Scotland International Limited (5)	Financial institution	Jersey	100%

Notes:

(1)  The company does not hold any of the preference shares in issue.

(2)  Coutts & Company is incorporated with unlimited liability.

(3)  Owned via NatWest Holdings Limited.

(4)  Owned via NatWest Markets Plc.

(5)  Owned via The Royal Bank of Scotland International (Holdings) Limited.

The above information is provided only in relation to subsidiary companies which would be deemed to be a “significant subsidiary” in accordance with rule 1-02(w) of Regulation S-X as at 31 December 2019.